As filed with the U.S. Securities and Exchange Commission on August 11, 2023

Registration Statement No. 333-273029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONTRAK, INC.
(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052
(310) 444-4300
(Address and telephone number of registrant’s principal executive offices)

Brandon LaVerne
Interim Chief Executive Officer
Ontrak, Inc.
2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052
(310) 444-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. John Tishler, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel: (212) 653-8700	Charles Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 11, 2023

Up to [ ] shares of Common Stock
[ ] Pre-Funded Warrants to Purchase up to [ ] shares of Common Stock
[ ] Warrants to Purchase up to [ ] shares of Common Stock
[ ] Shares of Common Stock underlying the Pre-Funded Warrants and Warrants

Ontrak, Inc.

We are offering up to [ ] shares of our common stock, together with [ ] warrants to purchase up to [ ] shares of our common stock (and the shares of common stock that are issuable from time to time upon exercise of the warrants), at an assumed combined public offering price of $[ ] (equal to the last sale price of our common stock as reported by The Nasdaq Capital Market on [ ], 2023).

We are also offering to each purchaser whose purchase of shares of our common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase shares of our common stock, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying warrant will be equal to the price at which a share of common stock and accompanying warrant are sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering.

Each share of common stock and pre-funded warrant is being sold together with a warrant to purchase one share of our common stock at an exercise price of $[ ] per share (representing 100% of the price at which a share of common stock and accompanying warrant are sold to the public in this offering). The warrants will be exercisable immediately and will expire five years from the date of issuance. This offering also relates to the shares of common stock issuable upon exercise of the warrants sold in this offering.

For each pre-funded warrant we sell in this offering, the number of shares of our common stock we are offering will be decreased on a one-for-one basis. Because we will issue a warrant for each share of our common stock and for each pre-funded warrant sold in this offering, the number of warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold. The shares of common stock and pre-funded warrants, and the accompanying warrants, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance.

We have two classes of stock: common stock and Series A Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”). The holders of our outstanding common stock will hold approximately [ ]% of the voting power of our outstanding capital stock immediately following this offering. Each share of common stock is entitled to one vote. Voting rights for holders of the Series A Preferred Stock exist primarily with respect to voting on amendments to our certificate of incorporation, including the certificate of designations relating to the Series A Preferred Stock, that materially and adversely affect the rights of the holders of Series A Preferred Stock or authorize, increase or create additional classes or series of our capital stock that are senior to the Series A Preferred Stock. Beginning in August 2023, the holders of the Series A Preferred Stock may have the right to elect two directors to our board of directors. See “Prospectus Summary -- Recent Developments.”

Our common stock is listed on The Nasdaq Capital Market under the symbol “OTRK”. On August 10, 2023, the closing price as reported on The Nasdaq Capital Market was $1.84 per share. There is no established trading market for the warrants or pre-funded warrants, and we do not expect such trading markets to develop. We do not intend to list the warrants or pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants and pre-funded warrants will be extremely limited.

The public offering price per share of common stock and accompanying warrant and any pre-funded warrant and accompanying warrant, as the case may be, will be determined by us at the time of pricing, may be at a discount to the current market price, and the recent market price used throughout this prospectus may not be indicative of the final public offering price.

We are a “smaller reporting company” as defined under federal securities law and we have elected to comply with certain reduced public company reporting requirements available to smaller reporting companies. See the section titled “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Unless otherwise noted, the share and per share information in this prospectus reflects a 1-for-6 reverse stock split of our outstanding common stock effected on July 27, 2023.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6.

We have engaged Roth Capital Partners, LLC (“Roth” or the “Placement Agent”) to act as our exclusive placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent has no obligation to purchase any of the securities being offered in this offering from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. We have agreed to pay the Placement Agent the placement agent fees set forth in the table below and to provide certain other compensation to the Placement Agent. There is no minimum offering requirement as a condition to closing this offering. See “Plan of Distribution” for more information regarding these arrangements.

This offering will terminate on [ ], 2023, unless we decide to terminate it (which we may do at any time in our discretion) prior to that date.

Acuitas Capital LLC, our largest stockholder and an entity indirectly wholly owned and controlled by Terren Peizer, our former Chief Executive Officer and Chairman, will invest up to $6.0 million in this offering if the gross proceeds to us from this offering is at least $10,000,000, exclusive of any amount invested by Acuitas in this offering. See “PROSPECTUS SUMMARY—Keep Well Agreement,” for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Warrant(2)	Per Pre-Funded Warrant and Accompanying Warrant(2)	Total
Public offering price(1)	$	$	$
Placement Agent fees	$	$	$
Proceeds to us, before expenses(3)	$	$	$

(1)	The public offering price corresponds to (x)(i) a public offering price per share of $[ ] and (ii) a public offering price per warrant of $[ ], and (y)(i) a public offering price per pre-funded warrant of $[ ] and (ii) a public offering price per warrant of $[ ].

(2)	Based on an assumed public offering price of $[ ] per share of common stock and accompanying warrant, or in the case of pre-funded warrants, $[ ] per pre-funded warrant and accompanying warrant. The final public offering price per share of common stock and accompanying warrant or pre-funded warrant and accompanying warrant, as the case may be, will be determined by us, the Placement Agent and the investors in this offering and may be a discount to the market price of our common stock.
(3)	We estimate the total expenses of this offering will be approximately $[ ]. The actual public offering price, Placement Agent fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total amount set forth in this table and throughout this prospectus.

We expect this offering to be completed within two business days following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment upon receipt of investor funds received by us. Accordingly, there is no arrangement to receive or place investor funds in an escrow, trust or any similar account.

We anticipate that delivery of the securities against payment will be made on or about [ ], 2023.

Roth Capital Partners

The date of this prospectus is              , 2023

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Documents by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Documents by Reference,” before deciding to invest in our securities.

Neither we nor the Placement Agent have authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Placement Agent is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.

The information incorporated by reference into or provided in this prospectus may contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained such industry and market data from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such assumptions, projections, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

For investors outside the United States (“U.S.”): We and the Placement Agent have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our ability to raise capital to fund our operations;
●	the net proceeds of this offering;
●	the timing or success of obtaining regulatory licenses or approvals;
●	sufficiency of our working capital to fund our operations in the near and long term, which raises doubt about our ability to continue as a going concern;
●	infrastructure required to support operations in future periods, including the expected costs thereof;
●	estimates associated with revenue recognition, asset impairments, and cash flows;
v

●	variance in our estimates of future operating costs;
●	the effectiveness of our disclosure controls and our internal control over financial reporting;
●	the impact of new accounting pronouncements;
●	size and growth of our target markets; and
●	the initiation, timing, progress, and results of our research and development programs.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	the need for, and ability to obtain, additional financing in the future;
●	the ability to obtain subject enrollment in our programs at a pace that allows the program to progress on the schedules we have established;
●	unexpected delays in the progress of our programs;
●	the scope of protection we can establish and maintain for intellectual property rights covering our technology;
●	developments relating to our competitors and industry;
●	new discoveries or the development of new therapies or technologies that render our products or services obsolete or unviable;
●	political and economic instability, whether resulting from natural disasters, wars, terrorism, pandemics, or other sources;
●	the ability to gain adoption by healthcare providers of our products for patient care;
●	the ability to find and retain skilled personnel;
●	general economic conditions;
●	inaccuracies in estimates of our expenses, future revenues, and capital requirements;
●	future accounting pronouncements; and
●	unauthorized access to confidential information and data on our information technology systems and security and data breaches.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statement for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

vi

PROSPECTUS SUMMARY

The following summary highlights selected information about us and this offering and does not contain all of the information that you should consider before investing in this offering. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, especially the “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the accompanying notes to those statements, incorporated by reference from our most recent Annual Report on Form 10-K and our other filings with the SEC before making an investment decision. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Ontrak” or “the Company” refer to Ontrak, Inc.

Company Overview

Ontrak was founded with a passion for engaging with and helping improve the health and save the lives of anyone impacted by behavioral health conditions. We are an artificial intelligence (“AI”)-powered and telehealth-enabled, healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Our technology-enabled platform utilizes claim-based analytics and predictive modeling to provide analytic insights throughout the delivery of our personalized care program. Our program predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages and guides them to and through the care and treatment they need. By combining predictive analytics with human engagement, we deliver improved member health and validated outcomes and savings to healthcare payors.

Our integrated, technology-enabled Ontrak™ programs are designed to provide healthcare solutions to members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, chronic obstructive pulmonary disease, and congestive heart failure, which result in high medical costs. Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance. Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaches who address the social and environmental determinants of health. Our programs seek to improve member health and deliver validated cost savings to healthcare payors.

We operate our business as one segment in the United States and we have contracted with leading national and regional health plans to make the Ontrak program available to eligible members.

Corporate Information

Ontrak was incorporated in the State of Delaware on September 29, 2003. Our principal executive offices are located at 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052 and our telephone number is (310) 444-4300. Our website address is www.ontrakhealth.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. To the extent that we continue to qualify as a smaller reporting company, we may take advantage of accommodations afforded to smaller reporting companies including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002; (ii) scaled executive compensation disclosure requirements; and (iii) providing only two years of audited financial statements, instead of three years. We will qualify as a smaller reporting company: (i) until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or (ii) if our annual revenues are less than $100 million during the most recently completed fiscal year, until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Keep Well Agreement

We entered into a Master Note Purchase Agreement with Acuitas Capital LLC (“Acuitas Capital” and together with its affiliates, including Acuitas Group Holdings, LLC and Terren S. Peizer, “Acuitas”), dated as of April 15, 2022, as amended on each of August 12, 2022, November 19, 2022, December 30, 2022 and June 23, 2023 (as amended, the “Keep Well Agreement”). Acuitas Capital is our largest stockholder and an entity indirectly wholly owned and controlled by Mr. Peizer, our former Chief Executive Officer and Chairman.

In accordance with the terms of the Keep Well Agreement, the $4.0 million Acuitas delivered to us in June 2023 was deposited into an escrow account, and Acuitas agreed to deliver to us an additional $2.0 million on September 1, 2023 for deposit into the escrow account. If the gross proceeds to us from this offering is at least $10.0 million, exclusive of any amount invested by Acuitas in this offering, all of the funds then on deposit in the escrow account (other than any accrued interest thereon) will be invested on behalf of Acuitas in this offering, and if this offering is completed on or before September 1, 2023, Acuitas will invest $2.0 million in this offering in lieu of delivering such amount to us for deposit into the escrow account as described above. Any investment on behalf of or by Acuitas in this offering will be on the same terms as all other investors in this offering.

As of the date of this prospectus, there is $4.0 million on deposit in the escrow account, excluding accrued interest. Any time, and from time to time, that we have less than $1.0 million of unrestricted cash, we may withdraw $1.0 million from the escrow account. Accordingly, the aggregate amount of the $4.0 million currently on deposit in the escrow account may decrease if we withdraw funds therefrom before this offering is completed. Each such withdrawal will be treated as a sale by us to Acuitas of a Keep Well Note (as defined below) with a principal amount equal to the amount withdrawn. In connection with each such withdrawal, we will also issue to Acuitas a warrant to purchase shares of our common stock in accordance with the terms of the Keep Well Agreement.

As of August 7, 2023, the total amount outstanding under the Keep Well Agreement, including accrued and unpaid interest, is approximately $22.0 million. The amounts outstanding under the Keep Well Agreement are evidenced by secured convertible promissory notes (the “Keep Well Notes”). Under the terms of the Keep Well Agreement, Acuitas, at its option, has the right to convert the entire principal amount of the Keep Well Notes outstanding, plus all accrued and unpaid interest thereon, in whole or in part, into shares of our common stock at a conversion price equal to the lesser of (i) $0.40 per share and (ii) the greater of (a) the closing price of our common stock on the trading day immediately prior to the applicable conversion date and (b) $0.15. The $0.40 and $0.15 referenced in the preceding sentence are subject to adjustment for stock splits and similar actions, and were adjusted to $2.39 and $0.90, respectively, as a result of the reverse stock split effected on July 27, 2023. In addition, in connection with the conversion of the principal amount of any Keep Well Note and/or accrued interest thereon into shares of our common stock, under the terms of the Keep Well Agreement, we will issue to Acuitas a five-year warrant to purchase shares of our common stock, and the number of shares of our common stock subject to each such warrant will be equal to (x) 100% of the amount converted divided by (y) the conversion price of the Keep Well Note then in effect, and the exercise price of each such warrant will be equal to such conversion price, subject to adjustment. Acuitas has indicated that it may convert the Keep Well Notes in connection with the closing of this offering.

Recent Developments

Reverse Stock Split

At a special meeting of our stockholders held on February 20, 2023, our stockholders approved a proposal giving our board of directors the authority, at its discretion, to file a certificate of amendment to our amended and restated certificate of incorporation to effect a reverse split of our outstanding common stock at a ratio that is not less than 1:4 and not greater than 1:6, without reducing the authorized number of shares of our common stock, with the final ratio to be selected by our board of directors in its discretion, and to be effected, if at all, in the sole discretion of our board of directors at any time within one year of the date of the meeting without further approval or authorization of our stockholders.

On July 27, 2023, we filed a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware implementing a 1-for-6 reverse stock split. The reverse stock split was effective at 6:00 p.m. Eastern Time on that date. Any fractional shares of our common stock resulting from the reverse stock split were automatically rounded up to the nearest whole share.

Our common stock began trading on the NASDAQ Capital Market on a post-split basis at the open of trading on July 28, 2023.

Unless otherwise indicated, all references to a number of shares of common stock and common stock per share amounts presented herein for all periods have been retroactively adjusted to reflect the effect of the reverse stock split.

Stock Option Repricing

In May 2023, the compensation committee of our board of directors approved the repricing of stock options issued under our 2017 Stock Incentive Plan held by employees with exercise prices of $1.73 per share and higher. Our 2017 Stock Incentive Plan grants the plan administrator (currently the compensation committee of our board of directors) the authority to modify stock options granted thereunder, including their exercise price, without stockholder approval. There were no changes to vesting or other terms of the stock options in connection with the repricing. All employees offered the repricing accepted it and the exercise price of all such options was repriced to $0.41 per share, which was the closing price of our common stock on the effective date of the repricing, May 19, 2023. As a result of the reverse stock split effected on July 27, 2023, the exercise price of such options was increased to $2.46. The repricing was not offered to members of our board of directors. The following table summarizes the options that were repriced for each of our executive officers (the number of shares is on a pre-reverse stock split basis):

Name and Position	Number of Shares Subject to Options	Weighted Average Exercise Price Before Repricing
Brandon H. LaVerne, Interim CEO and COO	187,000	$1.74
James J. Park, CFO and Principal ACCG Officer	127,750	$1.74
Mary Louise Osborne, Chief Commercial Officer	127,750	$1.74
Arik Hill, Chief Information Officer	127,750	$1.74
Judith Feld, Chief Medical Officer	19,500	$1.94
All executive officers as a group	589,750	$1.74

We have adopted the provisions of Financial Accounting Standards Codification Topic 718 regarding accounting for share-based payments. Under Financial Accounting Standards Codification Topic 718, we will recognize any incremental compensation cost of the modified options subject to the repricing. The incremental compensation cost will be measured as the excess, if any, of the fair value of the repriced options immediately following the effective date (May 19, 2023) over the fair value of the repriced options immediately prior to the effective date.

Series A Preferred Stock Director Election Right

Under the terms of the certificate of designation for the Series A Preferred Stock, if dividends on the Series A Preferred Stock have not been paid in an aggregate amount equal to the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting our board of directors will be increased by two, and the holders of the Series A Preferred Stock, will have the right, voting separately as a single class, to fill such newly created directorships (and to fill any vacancies in the terms of such directorships). Dividends on the Series A Preferred Stock are payable every February 28, May 30, August 31, and November 30. We did not pay the dividends on the Series A Preferred Stock payable in each of May 2022, August 2022, November 2022, February 2023 and May 2023. Accordingly, if we do not pay all such dividends and we do not pay dividends with respect to one additional quarterly dividend date, the holders of the Series A Preferred Stock will have the right to elect two directors to our board of directors. The next dividend date is August 31, 2023, so the director election right of the Series A Preferred will commence on that date if we do not pay that dividend or any currently unpaid dividend.

THE OFFERING

Common stock offered by us
Up to [ ] shares of common stock, based on an assumed combined public offering price of $[ ] per share of common stock and accompanying warrant, which is the last reported sale price of our common stock on The Nasdaq Capital Market on [ ], 2023, and assuming no sale of any pre-funded warrants.

Pre-funded warrants offered by us	We are also offering to each purchaser whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of our common stock, in lieu of shares of our common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant will be exercisable for one share of our common stock. The purchase price of each pre-funded warrant and accompanying warrant will equal the price at which the share of common stock and accompanying warrant are being sold to the public in this offering, minus $0.0001, and the exercise price of each pre-funded warrant will be $0.0001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Warrants offered by us	[ ] Warrants to purchase up to an aggregate of [ ] shares of our common stock, based on an assumed combined public offering price of $[ ] per share of common stock and accompanying warrant, which is the last reported sale price of our common stock on The Nasdaq Capital Market on [ ], 2023. Each share of our common stock and each pre-funded warrant to purchase one share of our common stock is being sold together with a warrant to purchase one share of our common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. Each warrant will have an exercise price of $[ ] per share (representing 100% of the price at which a share of common stock and accompanying warrant are sold to the public in this offering), will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of common stock and pre-funded warrants, and the accompanying warrants, as the case may be, can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. Because we will issue a warrant for each share of our common stock and for each pre-funded warrant to purchase one share of our common stock sold in this offering, the number of warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold.

Common stock outstanding immediately prior to this offering	4,915,865 shares

Common stock outstanding immediately after this offering(1)	[ ] shares

Use of proceeds
We estimate that the net proceeds from this offering will be approximately $[ ] million, at an assumed combined public offering price of $[ ] per share and accompanying warrant, which was the closing price of our common stock on The Nasdaq Capital Market on [ ], 2023, after deducting the Placement Agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Participation by Acuitas	As discussed above, if the gross proceeds to us from this offering is at least $10.0 million, Acuitas, our largest stockholder and an entity indirectly wholly owned and controlled by Mr. Peizer, our former Chief Executive Officer and Chairman, will invest up to $6.0 million in this offering on the same terms as all other investors in this offering. See “Prospectus Summary—Keep Well Agreement,” above.

Risk factors	See “Risk Factors” on page 6 and other information incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Lock-up agreements
We and each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of six months following the closing date of this offering, and Acuitas has agreed with the Placement Agent to be subject to a lock-up period of 12 months following the closing date of this offering. This means that, during the applicable lock-up period, neither we, nor our officers, directors or Acuitas may offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. See “Plan of Distribution.”

Nasdaq Capital Market symbols
Shares of our common stock are listed on The Nasdaq Capital Market under the symbol “OTRK.” There is no established trading market for the warrants or pre-funded warrants, and we do not expect such trading markets to develop. We do not intend to list the warrants or pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the warrants and pre-funded warrants will be extremely limited.

______________
(1) The number of shares of common stock that will be outstanding immediately after this offering is based on 4,915,865 shares of common stock outstanding as of August 7, 2023, assumes no sale of any pre-funded warrants and excludes, as of the date:

●	36,623 shares of common stock reserved for future issuance under our equity incentive plans;

●	1,184,784 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.11 per share;

●	238,173 shares of common stock issuable upon settlement of outstanding restricted stock units;

●	7,961,784 shares of common stock issuable upon conversion of outstanding secured convertible promissory notes, assuming a conversion price of $2.39; and

●	[ ] shares of common stock issuable upon the exercise of warrants to be issued to investors in this offering at an exercise price of $[ ] per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors discussed below and in the documents incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on April 17, 2023 and our quarterly report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, and/or operating results. The occurrence of any known or unknown risks might cause you to lose all or part of your investment in our securities.

Risks Related to this Offering and Our Common Stock

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our net proceeds from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, or continue our operations.

As the public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase common stock in this offering, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $[ ] per share to new investors purchasing our securities in this offering. In addition, you will experience further dilution to the extent that shares of our common stock are issued upon the exercise of any warrants or exercise of stock options or settlement of other equity awards granted under any of our stock incentive plans. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

There is no public market for the pre-funded warrants or warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the pre-funded warrants and warrants will be limited.

Holders of pre-funded warrants and warrants purchased in this offering will have no rights as common stockholders until such holders exercise such warrants and acquire our common stock.

Until holders of pre-funded warrants or warrants acquire shares of our common stock upon exercise of such warrants, holders of pre-funded warrants or warrants will have no rights with respect to the shares of our common stock underlying such warrants, such as voting rights. Upon exercise of the pre-funded warrants or warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement which are not available to purchasers that purchase securities pursuant to this prospectus.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us or at all.

Acuitas owns approximately 40.3% of our outstanding common stock and beneficially owns approximately 85.3% of our outstanding common stock, and as a result of such ownership has the ability to substantially influence the election of directors and other matters submitted to stockholders.

As of August 7, 2023, 1,981,989 shares of our outstanding stock were owned by, and 14,998,823 shares of our common stock were beneficially owned by, Acuitas, an entity indirectly wholly owned and controlled by Mr. Peizer, which represents the ownership of approximately 40.3% of our outstanding common stock and the beneficial ownership of approximately 85.3% of our common stock. In addition, under the Keep Well Agreement, the beneficial ownership of Acuitas and its affiliates may increase to 90% of our future outstanding shares of common stock. As a result, Acuitas has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other matters submitted to our stockholders. Acuitas’ interest may not always coincide with our interests or the interests of other stockholders, and Acuitas may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove our management. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from our issuance and sale of our securities in this offering will be approximately $[ ] million, based on an assumed combined public offering price of $[ ] per share and accompanying warrant, which was the closing price of our common stock on The Nasdaq Capital Market on [ ], 2023, after deducting Placement Agent fees and estimated offering expenses payable by us. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual net proceeds to us are not presently determinable and may be substantially less than the estimated amount. The foregoing assumes no sale of pre-funded warrants in this offering, which if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes.

A $0.10 increase or decrease in the assumed public offering price of $[ ] per share would increase or decrease the net proceeds from this offering by approximately $[ ] million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting Placement Agent fees and estimated offering expenses payable by us.

An increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by approximately $[ ], assuming no change in the assumed public offering price per share and after deducting Placement Agent fees and estimated offering expenses payable by us.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans, financial condition and business conditions. However, our management will have broad discretion over the use of the net proceeds from this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments, and government securities.

DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of June 30, 2023 we had a historical net tangible book value of $(5.5) million, or $(1.12) per share of common stock, based on 4,887,874 shares of common stock outstanding at June 30, 2023. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at June 30, 2023, divided by the number of shares of common stock outstanding at June 30, 2023.

After giving effect to the sale of shares of common stock and accompanying warrants in this offering at an assumed combined public offering price of $[ ] per share, which was the closing price of our common stock on The Nasdaq Capital Market on [ ], 2023 and after deducting the Placement Agent fees and estimated offering expenses payable by us, excluding the proceeds, if any, from the exercise of the warrants issued in this offering, and assuming no sale of pre-funded warrants in this offering, our as adjusted net tangible book value at June 30, 2023 would have been $[ ] million, or $[ ] per share of common stock. This represents an immediate decrease in as adjusted net tangible book value of $[ ] per share to existing stockholders and immediate dilution of $[ ] per share to new investors purchasing shares of common stock in this offering. The final public offering price will be determined through negotiation between us, the Placement Agent and the investors in this offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share and accompanying warrant			$
Net tangible book value per share as of June 30, 2023		$(1.12)
Decrease in net tangible book value per share attributable to new investors in this offering	(	)

As adjusted net tangible book value per share immediately after this offering

Dilution per share to new investors in this offering			$

A $0.10 increase (decrease) in the assumed combined public offering price of $[ ] per share and accompanying warrant, which was the closing price of our common stock on The Nasdaq Capital Market on [ ], 2023, would increase (decrease) our as adjusted net tangible book value after this offering by $[ ] per share and the dilution to new investors purchasing common stock in this offering by $[ ] per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting Placement Agent fees and estimated offering expenses payable by us. An increase (decrease) of 1.0 million shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value after this offering by $[ ] per share and decrease the dilution to new investors purchasing common stock in this offering by $[ ] per share, assuming no change in the assumed combined public offering price per share and accompanying warrant and after deducting Placement Agent fees and estimated offering expenses payable by us.

The table and discussion above is based on 4,887,874 shares of common stock outstanding as of June 30, 2023 (which number of shares reflects the reverse stock split effected on July 27, 2023), assumes no sale of any pre-funded warrants, and excludes, as of that date:

●	18,419 shares of common stock reserved for future issuance under our equity incentive plans (which number of shares reflects the reverse stock split effected on July 27, 2023);

●	1,202,676 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $7.07 per share (which number of shares and weighted average exercise price reflect the reverse stock split effected on July 27, 2023);

●	238,590 shares of common stock issuable upon settlement of outstanding restricted stock units (which number of shares reflects the reverse stock split effected on July 27, 2023);

7,961,784 shares of common stock issuable upon conversion of outstanding secured convertible promissory notes, assuming a conversion price of $2.39 (which number of shares reflects the reverse stock split effected on July 27, 2023); and

●	[ ] shares of common stock issuable upon the exercise of warrants to be issued to investors in this offering at an exercise price of $[ ] per share.

To the extent that stock options or warrants are exercised, restricted stock units are settled, new equity awards are issued under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

General

Our authorized capital stock consists of 550,000,000 shares, consisting of 500,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value per share.

As of August 7, 2023, there were 4,915,865 shares of common stock outstanding, and 3,770,265 shares of Series A Preferred Stock outstanding. As of August 7, 2023, we had outstanding options to purchase 1,184,784 shares of our common stock at exercise prices ranging from $2.16 to $519.42 per share, warrants to purchase 7,082,788 shares of our common stock at exercise prices ranging from $0.06 to $82.08 per share, restricted stock units covering a total of 238,174 of our common stock, and secured convertible promissory notes convertible into 7,961,784 shares of our common stock (assuming a conversion price of $2.39).

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation, as amended, and amended and restated bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding, including the Series A Preferred Stock, or that we may designate and issue in the future. All of our outstanding shares of common stock are fully paid and nonassessable.

Warrants

General

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

The warrants offered hereby will have an exercise price of $[ ] per share. The warrants will be immediately exercisable and may be exercised at any time on or after the initial exercise date and on or before the five-year anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise of a warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. Pursuant to a warrant agency agreement between us and [ ], as warrant agent, the warrants will be issued in book-entry form and will initially be represented only by one or more global warrants deposited with the warrant agent, as custodian, on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The warrants will be issued separately from the common stock or pre-funded warrants, respectively, and a beneficial interest in the warrants may be transferred separately immediately thereafter.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Cashless Exercise

If, at the time a holder exercises its warrants, a registration statement registering either the issuance or the resale of the shares of common stock underlying the warrants under the Securities Act, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Transferability

A warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for any of the warrants, and we do not expect a market to develop. We do not intend to apply for a listing for any of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Rights as a Stockholder

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of shares of our common stock, the holders of warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until such warrant holders exercise their warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the warrants, in the event of certain fundamental transactions, the holders of the warrants will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the warrants) of the warrants on the date of consummation of such transaction.

Waivers and Amendments

No term of the warrants may be amended or waived without the written consent of the holder of such warrant.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby in lieu of shares of our common stock. The summary is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.0001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued in certificated form only.

Exercisability

Each pre-funded warrant may be exercised, in cash or by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter until the pre-funded warrants are exercised in full. The pre-funded warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the pre-funded warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its Attribution Parties (as defined in the pre-funded warrant)) would beneficially own in excess of 4.99% or 9.99%, at the election of the holder, of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Waivers and Amendments
No term of the pre-funded warrants may be amended or waived without the written consent of the holder of such pre-funded warrant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 7, 2023 (the "Measurement Date") for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 4,915,865 shares of common stock outstanding on the Measurement Date.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	1,981,989	14,998,823	16,980,812	85.3%

Directors and Named Executive Officers:
Richard A. Berman	—	146,340	146,340	2.9
Michael E. Sherman	2,592	146,427	149,019	2.9
James M. Messina	—	110,844	110,844	2.2
Brandon H. LaVerne	7,349	26,928	34,277	*
Mary Louise Osborne	5,386	10,127	15,513	*
Terren S. Peizer (3)(4)	1,981,989	14,998,823	16,980,812	85.3
Jonathan E. Mayhew (5)	—	—	—	*

All current directors and executive officers as a group (8 persons)	27,655	474,097	501,752	9.3%
___________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities.
(3)	Acuitas Group Holdings, LLC (“Acuitas”) is a limited liability company 100% owned by Terren S. Peizer. Shares presented are based on Schedule 13D/A filed with the Securities and Exchange Commission on June 27, 2023 by Acuitas and Mr. Peizer. Total common stock beneficially owned consists of: (i) 1,981,989 shares of common stock; (ii) an aggregate of 7,037,039 shares of common stock issuable upon exercise of warrants; and (iii) an aggregate of 7,961,784 shares of common stock issuable upon conversion of senior secured convertible notes (assuming (a) a conversion price equal to $2.39 per share and (b) any accrued interest thereon is paid in cash). The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.
(4)	Former Chairman of the Board and Chief Executive Officer.
(5)	Former Chief Executive Officer.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of [ ], 2023, we have engaged Roth Capital Partners, LLC, or the Placement Agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent may engage one or more subagents or selected dealers in connection with this offering. The placement agency agreement provides that the Placement Agent’s obligations are subject to conditions contained in the placement agency agreement.

Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger investors in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of [ ] following the closing of the offering, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings for [ ] from closing of this offering, subject to certain exceptions. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about [ ], 2023. There is no minimum number of securities or amount of proceeds that is a condition to closing of this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the Placement Agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in this offering. In addition, we will reimburse the Placement Agent for its out-of-pocket expenses incurred in connection with this offering, including the fees and expenses of the counsel for the Placement Agent, up to $125,000.

The following table shows the public offering price, Placement Agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering.

	Per Share and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price(1)	$	$	$
Placement Agent fees	$	$	$
Proceeds, before expenses, to us	$	$	$
________________________________
(1) The public offering price corresponds to (x)(i) a public offering price per share of $[ ] and (ii) a public offering price per warrant of $[ ], and (y)(i) a public offering price per pre-funded warrant of $[ ] and (ii) a public offering price per warrant of $[ ].

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent fees, will be approximately $[ ], all of which are payable by us. This figure includes the Placement Agent’s reimbursable expenses, including, but not limited to, legal fees for Placement Agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $125,000.

Other Relationships

In connection with the registered direct offering of common stock consummated in August 2022, we paid the Placement Agent a commission of approximately $280,000. The Placement Agent may, from time to time, engage in transactions with or perform services for us in the ordinary course of its business and may continue to receive compensation from us for such services.

Determination of Offering Price and Warrant Exercise Price

The actual public offering price of the securities we are offering, and the exercise price of the warrants and pre-funded warrants that we are offering, were negotiated between us, the Placement Agent and the investors in the offering based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering, as well as the exercise price of the warrants and pre-funded warrants that we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Transfer Agent and Registrar and Warrant Agent

The transfer agent and warrant agent is and will be [ ].

Lock-Up Agreements

We and each of our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of six months following the closing date of this offering, and Acuitas has agreed with the Placement Agent to be subject to a lock-up period of 12 months following the closing date of this offering. This means that, during the applicable lock-up period, neither we, nor our officers, directors or Acuitas may offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock subject to certain customary exceptions. In addition, we have agreed to not issue any securities that are subject to a price reset based on trading prices of our common stock or upon a specified or contingent event in the future, or enter into an agreement to issue securities at a future determined price, for [ ] after the closing date of this offering.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Placement Agent, or by its affiliates. Other than this prospectus in electronic format, the information on the Placement Agent’s websites and any information contained in any other websites maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent in its capacity as placement agent, and should not be relied upon by investors.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken that would permit a public offering of our common stock in any jurisdiction where action for the purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 - Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 - Underwriting Conflicts (“NI 33-105”), the Placement Agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities. An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or
●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securitie (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité de marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Hong Kong

Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire securities. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the securities is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for securities will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the securities would be a breach of the CO or SFO.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the shares of common stock (or pre-funded warrants) and accompanying warrants offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Ellenoff Grossman & Schole LLP, New York, New York, has acted as counsel for the Placement Agent in connection with certain legal matters related to this offering.

EXPERTS

The consolidated balance sheets of Ontrak, Inc. and Subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference into this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and from the SEC’s website at http://www.sec.gov.

We maintain a website at www.ontrakhealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information in documents that we file later with the SEC will automatically update and supersede the information that is either contained in, or incorporated by reference into, this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering:

●	our annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 17, 2023;
●	our quarterly report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 12, 2023;
●	our quarterly report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 10, 2023;
●
our current reports on Form 8-K, filed with the SEC on January 4, 2023; February 22, 2023; March 3, 2023; March 6, 2023 (8-K/A); March 15, 2023 (only with respect to Items 2.05 and 3.01); June 27, 2023, July 27, 2023, and August 4, 2023; and

●	the description of our common stock set forth in the Registration Statement on Form 8-A12B filed on April 21, 2017, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to:

Ontrak, Inc.
2200 Paseo Verde Parkway, Suite 280
Henderson, NV 89052
Phone: (310) 444-4300

You also may access these filings on our website at http://www.ontrakhealth.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Up to [ ] shares of Common Stock
[ ] Pre-Funded Warrants to Purchase up to [ ] shares of Common Stock
[ ] Warrants to Purchase up to [ ] shares of Common Stock
[ ] Shares of Common Stock underlying the Pre-Funded Warrants and Warrants

Ontrak, Inc.

PRELIMINARY PROSPECTUS

Roth Capital Partners

                  , 2023

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the agency discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$4,408
FINRA filing fee	$3,500
Accounting fees and expenses	$30,000
Legal fees and expenses	$175,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000

Total	$222,908

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation, as amended, provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation, as amended, limits the liability of our directors to the fullest extent permitted by the DGCL.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors of our company, is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative related to their board role with the company.

Item 15. Recent Sales of Unregistered Securities

All of the securities described below were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The numbers of shares described below reflect the reverse stock split effected on July 27, 2023.

Issuances in connection with the acquisition of LifeDojo Inc.

In connection with our acquisition of LifeDojo Inc., we issued the following shares of our common stock as either partial consideration for the acquisition or as payment of a portion of the $1.8 million stock price guarantee contingent liability related to the acquisition:

•in November and December 2020, we issued 12,498 shares of our common stock;
•in November 2021, we issued 27,483 shares of our common stock;
•in March 2022, we issued 4,056 shares of our common; and
•in June 2022, we issued 1,514 shares of our common stock.

Issuances in connection with consulting services

In March 2022, we issued 9,260 shares of our common stock to The Money Channel NYC INC as consideration for consulting services.

Issuances under the Note Purchase Agreement with Goldman Sachs Specialty Lending Group, L.P.

We issued the following warrants to purchase shares of our common stock in connection with the Eight Amendment to the Note Purchase Agreement with Goldman Sachs Specialty Lending Group, L.P.:

•in March 2022, warrants to purchase an aggregate of 131,664 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, are warrants to purchase an aggregate of 21,945 shares of our common stock;
•in April 2022, warrants to purchase an aggregate of 36,724 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, are warrants to purchase an aggregate of 6,121 shares of our common stock;
•in May 2022, warrants to purchase an aggregate of 26,166 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, are warrants to purchase an aggregate of 4,361 shares of our common stock; and
•in June 2022, warrants to purchase an aggregate of 36,057 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, are warrants to purchase an aggregate of 6,010 shares of our common stock.

Issuances under the Keep Well Agreement

We entered into a Master Note Purchase Agreement with Acuitas Capital LLC (together with its affiliates, including Acuitas Group Holdings, LLC and Terren S. Peizer, “Acuitas”), dated as of April 15, 2022, as amended on each of August 12, 2022, November 19, 2022, December 30, 2022 and June 23, 2023 (as amended, the “Keep Well Agreement”). In accordance with the terms of the Keep Well Agreement, we issued the following securities to Acuitas:

•in July 2022, we issued a senior secured note in a principal amount of $5,000,000 (the “July 2022 note”);
•in August 2022, we issued (i) 739,645 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is 123,275 shares of our common stock; and (ii) a warrant to purchase 591,716 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 98,620 shares of our common stock (the “August 2022 warrant”);
•in September 2022, we issued (i) a senior secured note in the principal amount of $6,000,000 (the “July 2022 note”), and (ii) a warrant to purchase 710,059 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 118,344 shares of our common stock (the “September 2022 warrant”);
•in January 2023, we issued (i) a senior secured note in the principal amount of $4,000,000 (the “January 2023 note”), and (ii) a warrant to purchase 473,373 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 78,896 shares of our common stock (the “January 2023 warrant”);
•in February 2023, following receipt of stockholder approval for the following issuances, we issued:
◦2,038,133 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is 339,689 shares of our common stock;
◦in exchange for the August 2022 warrant, a warrant to purchase 11,111,111 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 1,851,852 shares of our common stock;
◦in exchange for the September 2022 warrant, a warrant to purchase 13,333,333 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 2,222,223 shares of our common stock;
◦in exchange for the January 2023 warrant, a warrant to purchase 8,888,889 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 1,481,482 shares of our common stock; and
◦in exchange for the July 2022 note, the July 2022 note and the January 2023 note, senior secured convertible promissory notes (each, a “convertible note”) in the aggregate principal amount of $15.0 million, which, following the reverse stock split effected on July 27, 2023, is currently convertible into 6,285,619 shares of our common stock; and
•in March 2023, we issued (i) a convertible note in the principal amount of $4,000,000, which, following the reverse stock split effected on July 27, 2023, is currently convertible into 1,676,165 shares of our common stock, and (ii) a warrant to purchase 8,888,889 shares of our common stock, which, following the reverse stock split effected on July 27, 2023, is a warrant to purchase 1,481,482 shares of our common stock.

The number of shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants described above is subject to adjustment in accordance with the terms of such securities, and, with respect to the convertible notes, assumes all interest is paid in cash.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Title of Document
3.1	Amended and Restated Certificate of Incorporation of Catasys, Inc. (incorporated herein by reference to Appendix A to Catasys, Inc.’s Definitive Schedule 14C filed with the SEC on October 4, 2019).
3.2	Certificate of Amendment of Certificate of Incorporation, filed July 6, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on July 6, 2020).
3.3
Certificate of Designations regarding 9.50% Series A Cumulative Perpetual Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on August 21, 2020).

3.4
Amendment No. 1 to Certificate of Designations regarding 9.50% Series A Cumulative Perpetual Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on October 16, 2020).

3.5
Certificate of Amendment of Amended and Restated Certificate of Incorporation dated February 21, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on February 22, 2023).

3.6
Certificate of Amendment to Amended and Restated Certificate of Incorporation dated July 27, 2023 (incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on July 27, 2023).

3.7	Amended and Restated Bylaws of Ontrak, Inc., effective August 4, 2023 (incorporated herein by reference to Exhibit 3.1 to the Company's Form 8-K filed with the SEC on August 4, 2023).
4.1	Form of Warrant Agency Agreement*
4.2	Form of Warrant*
4.3	Form of Pre-Funded Warrant*
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP*
10.1	Form of Securities Purchase Agreement*
10.2	Form of Placement Agency Agreement*
10.3
Employment Agreement between Catasys, Inc. and Terren S. Peizer, dated September 29, 2003 (incorporated herein by reference to Exhibit 10.2 of Catasys Inc.’s annual report on Form 10-K filed with the SEC for the year ended December 31, 2005, on March 16, 2016).

10.4	Form of Stock Option Grant Notice (incorporated herein by reference to exhibit 10.4 of Catasys, Inc.’s Form 10-K filed with the SEC on March 31, 2015).
10.5	2017 Stock Incentive Plan (incorporated herein by reference to Exhibit B of Catasys, Inc.’s Preliminary Information Statement on Schedule 14C filed with the SEC on February 28, 2017).
10.6
Employment Agreement dated March 16, 2020 by and between the Company and Mr. Brandon LaVerne (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 8-K filed with the SEC on March 17, 2020).

10.7	Employment Agreement dated July 26, 2022 by and between the Company and Brandon LaVerne (incorporated herein by reference to Exhibit 10.5 of Ontrak’s Form 10-K filed with the SEC on April 17, 2023).
10.8
Employment Agreement by and between Ontrak, Inc. and Mary Louise Osborne, dated August 10, 2021 (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 8-K filed with the SEC on August 10, 2021).

10.9
Employment Agreement by and between Ontrak, Inc. and Arik Hill, dated August 11, 2021 (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 8-K filed with the SEC on August 12, 2021).

10.10
Master Note Purchase Agreement, dated as of April 15, 2022, by and between Ontrak, Inc., certain of its subsidiaries as party thereto as guarantors, and Acuitas Capital LLC, as purchaser and the collateral agent (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 10-Q filed with the SEC on May 11, 2022).

10.11	Letter Agreement dated July 15, 2022, between Ontrak, Inc., and Acuitas Capital LLC (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on July 21, 2022).
10.12
Letter Agreement dated August 26, 2022, between Ontrak, Inc. and Acuitas Capital LLC (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on September 9, 2022).

10.13	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on August 4, 2022).
10.14	Form of Placement Agency Agreement (incorporated herein by reference to Exhibit 10.2 to the Company's Form 8-K filed with the SEC on August 4, 2022).
10.15
First Amendment to Master Note Purchase Agreement, dated as of August 12, 2022, by and between Ontrak, Inc., certain of its subsidiaries as party thereto as guarantors, Acuitas Capital LLC, as purchaser and U.S. Bank Trust Company, National Association, as collateral agent (incorporated herein by reference to Exhibit 10.13 of Ontrak, Inc.'s Form 10-K filed with the SEC on April 15, 2023).

10.16
Second Amendment to Master Note Purchase Agreement, dated as of November 19, 2022, by and between Ontrak, Inc., certain of its subsidiaries as party thereto as guarantors, and Acuitas Capital LLC, as purchaser and U.S. Bank Trust Company, National Association, as collateral agent (incorporated herein by reference to Exhibit 10.5 of Ontrak, Inc.'s Form 10-Q filed with the SEC on November 21, 2022).

10.17
Third Amendment to Master Note Purchase Agreement, dated as of December 30, 2022, by and between Ontrak, Inc., certain of its subsidiaries as party thereto as guarantors, and Acuitas Capital LLC, as purchaser and U.S. Bank Trust Company, National Association, as collateral agent (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 8-K filed with the SEC on January 4, 2023).

10.18
Fourth Amendment to Master Note Purchase Agreement, dated as of June 23, 2023, by and between Ontrak, Inc., certain of its subsidiaries as party thereto as guarantors, and Acuitas Capital LLC, as purchaser and U.S. Bank Trust Company, National Association, as collateral agent (incorporated herein by reference to Exhibit 10.1 of Ontrak, Inc.'s Form 8-K filed with the SEC on June 27, 2023).

10.19
Stockholders Agreement made and entered into as of February 21, 2023, by and between Ontrak, Inc. and Acuitas Capital LLC (incorporated herein by reference to Exhibit 10.1 to the Company's Form 8-K filed with the SEC on February 22, 2023).

10.20	Employment Agreement dated July 26, 2022 by and between Ontrak, Inc. and James J. Park (incorporated herein by reference to Exhibit 10.17 of Ontrak’s Form 10-K filed with the SEC on April 17, 2023).
10.21	Employment Agreement dated July 26, 2022 by and between Ontrak, Inc. and Judith Feld (incorporated herein by reference to Exhibit 10.18 of Ontrak’s Form 10-K filed with the SEC on April 17, 2023).
10.22
Letter Agreement dated August 7, 2023, between Ontrak, Inc., Acuitas Capital LLC and U.S. Bank Trust Company, National Association (incorporated herein by reference to Exhibit 10.2 of Ontrak’s Form 10-Q filed with the SEC on August 10, 2023).

23.1	Consent of EisnerAmper LLP.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).
24^	Power of Attorney (included on signature page hereto).
107^	Filing Fee Table.
____________________

* To be filed by amendment.
^ Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Henderson, State of Nevada, on the 11th day of August, 2023.

ONTRAK, INC.

By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Interim Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Brandon H. LaVerne	Interim Chief Executive Officer	August 11, 2023
Brandon H. LaVerne	(Principal Executive Officer)

/s/ James J. Park	Chief Financial Officer	August 11, 2023
James J. Park	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 11, 2023
Michael Sherman

*	Director	August 11, 2023
Richard A. Berman

*	Director	August 11, 2023
James M. Messina

*By:	Brandon H. LaVerne
Brandon H. LaVerne
Attorney-in-Fact